Exhibit 99.1

MBN – Special Meeting of Shareholders

November 27, 2002

MediaBin announces that the Company plans to hold a Special Meeting of Shareholders of the Company in mid-December 2002, in Atlanta, Georgia to consider and act upon the following matters:

1.
To authorize the Board of Directors, in its discretion, to amend the Company’s Articles of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock without further approval or authorization of the Company’s shareholders;

2.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The purpose of the reverse split is to increase the trading price of the Company’s Common Shares to a range that may make the shares more attractive to the market and to increase the number of shares available for issuance. The Company will need to raise additional capital and anticipates that it will do so through a Rights Offering of its common stock in an amount between USD 4m and USD 10m. It is anticipated that the Rights Offering will involve the issuance of significant additional shares at a price that is likely to be materially below the recent trading price. The reverse split will provide the Company with the ability to issue these shares. There can be no assurance that the Company will be successful in raising additional capital or, if successful, the terms and conditions relating to such investment on terms that are acceptable to the Company or its shareholders.

Shareholders of record at the close of business approximately three weeks prior to the Special Meeting of Shareholders will be entitled to notice of and to vote at the meeting or any adjournment thereof. All shareholders are cordially invited to attend the meeting.